Exhibit (a)(1)(K)
[Date]
[Name]
[Address]
[City, State, Zip]
Subject: Pinnacle Entertainment, Inc. Stock Option Exchange Program Non-Participation Confirmation
Dear [Name]:
As was previously communicated, the final deadline for making an election to exchange your Eligible Options in the Stock Option Exchange Program was 11:00 p.m. Eastern time on September 9, 2011. There are no exceptions to this deadline.
This letter is to confirm that we did not receive by this deadline an election from you to exchange the following Eligible Options in the Stock Option Exchange Program:

Number of Shares
Subject to Eligible
Grant ID Number	Grant Date	Exercise Price	Option

The Eligible Options will not be canceled and will remain subject to their present terms and you will not receive a replacement grant of New Options with respect to these Eligible Options under the Stock Option Exchange Program.
Capitalized words used but not defined herein have the respective meanings set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options.
For questions, email stockoptionexchangeprogram@pnkinc.com.
Regards,